Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Significantly Expanded Bank Credit Facility

Coral Gables, FL (August 24, 2011) — MasTec, Inc. (NYSE: MTZ) today announced that it has entered into an agreement with a syndicate of 14 lenders, led by Bank of America, N.A., GE Capital Markets, Inc. and Sun Trust Robinson Humphrey, Inc., for an amended and restated senior secured revolving credit facility. The amendment expands the Company’s existing credit facility from $260 million to $600 million and extends the maturity from May 2013 until August 2016. The amended credit facility includes more favorable interest rates, pricing, covenants and other improved terms. As of August 23, 2011, MasTec had approximately $20 million in outstanding loans and $100 million in letters of credit under the amended credit facility.

C. Robert Campbell, MasTec’s Executive Vice President and Chief Financial Officer, noted, “We view the expanded and amended bank credit facility as a good reflection of the progress that MasTec has made in recent years. We have moved from an asset-based credit facility to one that is cash flow based. Based on our current metrics, availability under the expanded credit facility is now in the $475 million range, compared to about $125 million under the prior credit facility. Finally, interest rates and on-going fees, subject to a pricing grid, are better than those under the prior credit facility.”

Jose R. Mas, MasTec’s Chief Executive Officer, added, “We are very pleased with our amended and expanded bank credit facility. While our previous credit facility did not expire until May, 2013, we decided to extend and expand our credit facility now to take advantage of a very attractive banking market for companies like MasTec. The expanded credit facility gives MasTec a massive increase in availability and the capital to continue its high level of growth.”

Additional details can be found in the Company’s related 8-K to be filed with the Securities and Exchange Commission.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including but not limited to: electrical utility transmission and distribution, wind farms, solar farms, other renewable energy, natural gas and petroleum pipeline infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. MasTec’s customers are in the following industries: utilities (including wind farms, solar farms and other renewable energy, natural gas gathering systems and pipeline infrastructure), communications (including wired and wireless telephony and satellite television) and government (including water, sewer and other utility and communications work on military bases). The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.